Exhibit 99.3

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks, the most predominant of which is change in interest rates. Increases in interest rates can result in increased interest expense under our Revolving Credit Facility and our other debt carrying variable interest rate terms. Increases in interest rates can also result in increased interest expense when our debt carrying fixed interest rate terms mature and need to be refinanced. Our capital strategy favors long-term, fixed-rate, secured debt over variable-rate debt to minimize the risk of short-term increases in interest rates. As of December 31, 2008, 94.3% of our fixed-rate debt was scheduled to mature after 2009. As of December 31, 2008, 26.2% of our total debt had variable interest rates, including the effect of interest rate swaps. As of December 31, 2008, the percentage of our variable-rate debt, including the effect of interest rate swaps, relative to our total assets was 15.6%.

The following table sets forth our long-term debt obligations by scheduled maturity and weighted average interest rates at December 31, 2008 (dollars in thousands):

	For the Years Ending December 31,
	2009	2010	2011 (1)	2012	2013	Thereafter	Total
Long term debt:
Fixed rate (2)	$63,393	$74,033	$272,314	$42,200	$137,718	$540,708	$1,130,366
Weighted average interest rate	6.89%	5.98%	4.30%	6.33%	5.57%	5.58%	5.40%
Variable rate	$40,589	$—	$473,767	$221,400	$—	$—	$735,756

(1)          Includes amounts outstanding at December 31, 2008 of $392.5 million under our Revolving Credit Facility and $81.3 million under our Revolving Construction Facility that may be extended for a one-year period, subject to certain conditions.

(2)          Represents principal maturities only and therefore excludes a net discount of $9.4 million.

The fair market value of our debt was $1.71 billion at December 31, 2008 and $1.83 billion at December 31, 2007. If interest rates on our fixed-rate debt had been 1% lower, the fair value of this debt would have increased by $56.2 million at December 31, 2008 and $53.7 million at December 31, 2007.

We occasionally use derivative instruments such as interest rate swaps to further reduce our exposure to changes in interest rates. The following table sets forth information pertaining to our interest rate swap contracts in place as of December 31, 2008 and 2007, and their respective fair values (dollars in thousands):

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				Fair Value at
Notional	One-Month	Effective	Expiration	December 31,
Amount	LIBOR base	Date	Date	2008	2007
$50,000	5.0360%	3/28/2006	3/30/2009	$(540)	$(765)
25,000	5.2320%	5/1/2006	5/1/2009	(385)	(486)
25,000	5.2320%	5/1/2006	5/1/2009	(385)	(486)
50,000	4.3300%	10/23/2007	10/23/2009	(1,449)	(596)
100,000	2.5100%	11/3/2008	12/31/2009	(1,656)	N/A
120,000	1.7600%	1/2/2009	5/1/2012	(478)	N/A
100,000	1.9750%	1/1/2010	5/1/2012	(209)	N/A
				$(5,102)	$(2,333)

Based on our variable-rate debt balances, including the effect of interest rate swap contracts in place, our interest expense would have increased by $4.8 million in 2008 and $3.0 million in 2007 if short-term interest rates were 1% higher. Interest expense in 2008 was more sensitive to a change in interest rates than 2007 due primarily to our having a higher average variable-rate debt balance in 2008.

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